Exhibit 10.32

January 16, 2012

Mr. Alain Monie

6 Bandol,

Newport Coast, CA 92657

Dear Alain:

I am pleased to confirm with this letter from the Board of Directors of Ingram Micro your promotion to President & Chief Executive Officer effective January 20, 2012. You will be based in Santa Ana and will report directly to me.

Your annual base salary will be $850,000 (approximately $32,692,31 bi-weekly) to be paid on the Company’s normal bi-weekly payroll schedule.

You will be eligible to participate in the Company’s 2012 Annual Executive Incentive Award Program. Your Target Incentive Award will be 150% of your annual base salary (based on salary paid from January 20th, 2012 through December 31, 2012). A participant must be employed through the program year-end (December 31, 2012) to be eligible. You can double (200%) your target incentive award payout with an opportunity to exceed that by another 10% for a maximum payout potential of 220% if the Company significantly exceeds its financial objectives. Details regarding the 2012 Program will be distributed to you before March 30, 2012.

You will be eligible to participate in the company’s 2012 annual long-term incentive award programs (“LTIPs”). For 2012, your target long-term incentive award value will be delivered to you through two separate performance based grants: 60% of your performance shares will vest based on the Company’s achievement towards its 3 year cumulative compounded annual (“CACGAR”) Earnings Per Share (“EPS”) target and three year average Return on Invested Capital (ROIC) target. The remaining 40% of your performance shares will vest based on the company’s achievement against a pre-determined Profit Before Tax (“PBT”) performance target for fiscal 2012. Your grants will be awarded the first New York Stock Exchange trading day in June 2012. Further details regarding the 2012 Program will distributed to you once approved by the Board of Directors.

With your promotion, you will receive additional long-term incentive award through two separate performance grants which will be awarded to you on the first New York Stock Exchange trading day in February 2012:

Performance Shares—EPS & ROIC: Your award at 100% performance achievement will be 6,667 performance vesting restricted stock units (performance shares) based on the Company’s performance. You have the opportunity to receive up to 200% of the units noted if the Company performs exceptionally well. Restrictions on these units will lapse following

Alain Monie

the conclusion of the three-year performance measurement period (2011-2013), subject to the attainment of the Company’s pre-established performance goals and the later of the certification of the performance results by the Human Resource Committee (“Committee”) of the Board of Directors or on March 1, 2014.

Performance Shares—PBT: Your award at 100% performance achievement will be 4,444 performance vesting restricted stock units (performance shares) based on the Company’s performance in fiscal year 2011 against a predetermined PBT goal. If the PBT goal is not met, no performance shares will be earned. If the PBT goal is reached, restrictions on the performance shares will lapse (vest) 50% the later of the Committee’s certification of the Company’s 2011 PBT results or on March 1, 2013 and 50% on March 1, 2014, provided you continue to be employed by the Company.

Your Award Agreements and the 2011 Executive Long-Term Performance Share Program documents will be provided to you within 30 days of your employment date.

The Committee has adopted stock ownership guidelines to ensure that, over time; our senior executives are committed to and demonstrate their commitment to the profitable growth of Ingram Micro Inc. by personally owning a minimum number of shares of the Corporation’s stock. These ownership guidelines are applicable to all section 16 reporting officers. In accordance with our current ownership guidelines, it is expected that you would acquire and hold shares of the Corporation equal to at least six times your base salary. Until this goal is reached, you will be expected to retain 50% of any stock options exercised or vested restricted stock units net of any payroll withholding taxes.

This offer is contingent upon satisfactory completion of a background investigation and drug screen conducted by the Company.

Ingram Micro is a values-based company, which employs the highest ethical standards and demonstrates honesty and fairness in every action we take. The Code of Conduct (enclosed) affirms the company’s commitment to these high standards. By accepting Ingram Micro’s offer of employment, you agree to comply with our code of conduct and will be asked annually to provide affirmation to these standards.

Ingram Micro employs on an at-will basis; that is, either you or the Company may dissolve the employment relationship at any time for any reason, with or without notice. However, should the Company terminate your employment without “cause,” you shall be eligible for severance benefits under the terms of the Executive Officer Severance Policy in effect at the time of such termination.

If the above confirms your understanding of the position offered you, please sign both copies of this letter and return one original of each to Lynn Jolliffe, Executive Vice President, Human Resources. Please retain one copy of each document for your flies. We ask that you respond within three (3) days of receipt of this letter.

Alain Monie

We look forward to you leading our management team and are confident that you will make significant contributions to the continued growth and financial success of our Company.

Sincerely,

/s/ Dale Laurance
Dale Laurance Chairman of the Board Ingram Micro Inc.

I have received a copy of this letter and accept the promotion as outlined above.

/s/ Alain Monie	Date	01/16/2012
Alain Monie

Enclosures:     Code of Conduct

cc:	Lynn Jolliffe

Larry Boyd

Personnol File